EMC ENERGIES, INC. 8-K

                 U. S. Securities and Exchange Commission
                        Washington, D. C. 20549

                             FORM 8-K

         CURRENT REPORT UNDER SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported)
                    September 30, 1999


                    Commission File No. 0-5391

                        EMC ENERGIES, INC.
          (Name of Small Business Issuer in its Charter)

              WYOMING                        83-0210365
   (State or Other Jurisdiction of     (I.R.S. Employer I.D. No.)
    incorporation or organization)

                  4685 S. HIGHLAND DR, SUITE 202
                     SALT LAKE CITY, UT 84117
            (Address of Principal Executive Offices)

            Issuer's Telephone Number: (801)274-1011

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter  period  that the Registrant was required to file such reports),  and
(2) has been subject to such filing requirements for the past 90 days.
(1)  Yes  X     No              (2)  Yes  X    No
         ----     ----                  ----      ----

Item 4. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

McGladrey & Pullen, Certified Public Accountants located in Casper, Wyoming, audited the financial statements of EMC Energies, Inc. for the years ended June 30, 1990 and 1989. McGladrey & Pullen was dismissed by management on November 29, 1999, as a result of engaging another local auditor for the Company, David T. Thomson.

David T. Thomson, P.C., Certified Public Accountant located in Salt Lake City, Utah, audited the financial statements of EMC Energies, Inc. for the years ended June 30, 1998, and June 30, 1999. Mr. Thomson was engaged by the Company on September 30, 1999.

The decision to change accountants was approved by the board of directors.

There were no disagreements between the Company and McGladrey & Pullen, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Reports of McGladrey & Pullen for the years 1990 and 1989 did not contain any adverse opinions or disclaimers of opinion, but were modified as to uncertainty, audit scope or accounting principles as follows:

Note 13 to the audited financial statements of EMC Energies, Inc. for the year ended June 30, 1989, and Note 11 to the audited financial statements of EMC Energies, Inc. for the year ended June 30, 1990 addressed "Continued Existence" uncertainties, which stated, in part, "Substantial uncertainty exists as to the Company's ability to continue future operations comparable to those of the past." Management does not disagree with this statement.

Management did not consult David T. Thomson, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, nor concerning any matter that was the subject of any disagreement or event.


ExhibitsDescription
--------                      -----------
EX-16                         Letter regarding change of certifying accountant


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                           EMC ENERGIES, INC.


Date: 12-20-99              By /S/ Jennifer Ngo
                           President and Director